PART II - EXHIBIT 99
                                                            --------------------

AMERICAN BRANDS, INC.

PRO FORMA CONDENSED BALANCE SHEET (Unaudited)

The following pro forma condensed balance sheet is presented for informational purposes only and does not purport to be indicative of the financial position which would actually have existed if the transactions had occurred on the date indicated below or which may exist or be obtained in the future.

The pro forma condensed balance sheet as of March 31, 1997 gives effect to the discontinued operations treatment for the results of operations of the Company's U.K.-based Gallaher tobacco business as a result of its spin-off and the receipt of the $1.25 billion net proceeds and the related pro forma adjustments, each as described in the notes. The ultimate use of the proceeds may differ from that described in Note (B). The balance sheet as of March 31, 1997 is presented as though the spin-off occurred at that date.

The pro forma condensed balance sheet should be read in conjunction with, and is qualified by, the Company's Condensed Consolidated Financial Statements and Notes thereto for the three months ended March 31, 1997 contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.


                                                           AMERICAN BRANDS, INC.

                                              PRO FORMA CONDENSED BALANCE SHEET (Unaudited)
                                                              March 31, 1997
                                                  (In millions, except per share data)


----------------------------------------------------------------------------------------------------------------------

                                                                  American         Pro Forma              Pro
                                                                   Brands         Adjustments            Forma
                                                                   ---------       ------------          ------
                                                                     (A)               (B)
Assets
   Current assets
     Cash and cash equivalents                                  $    39.6                              $    39.6
     Accounts receivable, net                                       833.2                                  833.2
     Inventories                                                  1,074.0                                1,074.0
     Net assets of discontinued operations                          767.0          $  (767.0)                  -
     Other current assets                                           190.6                                  190.6
                                                                ----------          ----------         ----------
       Total current assets                                       2,904.4             (767.0)            2,137.4
   Property, plant and equipment, net                               958.7                                  958.7
   Intangibles resulting from
     business acquisitions, net                                   3,676.0                                3,676.0
   Other assets                                                     198.0                                  198.0
                                                                ----------          ----------         ----------
       Total Assets                                             $ 7,737.1          $  (767.0)          $ 6,970.1
                                                                ==========          ==========         ==========
Liabilities and Stockholders' Equity
   Current liabilities
     Notes payable to banks                                     $    43.7                              $    43.7
     Commercial paper                                               906.3           $ (906.3)                  -
     Accounts payable                                               201.8                                  201.8
     Accrued taxes                                                  436.3                                  436.3
     Accrued expenses and other liabilities                         434.6                                  434.6
     Current portion of long-term debt                               93.7                                   93.7
                                                                ----------          ----------         ----------
       Total current liabilities                                  2,116.4             (906.3)            1,210.1
   Long-term debt                                                 1,452.4             (343.7)            1,108.7
   Deferred income taxes                                             44.6                                   44.6
   Postretirement and other liabilities                             373.0                                  373.0
                                                                ----------          ----------         ----------
       Total liabilities                                          3,986.4           (1,250.0)            2,736.4
                                                                ----------          ----------         ----------
Stockholders' equity
   $2.67 Convertible Preferred stock - redeemable
     at Company's option                                             12.6                                   12.6
   Common stock, par value $3.125 per share,
     229.6 shares issued                                            717.4                                  717.4
   Paid-in capital                                                  170.5                                  170.5
   Foreign currency adjustments                                    (225.5)             245.0                19.5
   Retained earnings                                              5,076.0              238.0             5,314.0
   Treasury stock, at cost                                       (2,000.3)                              (2,000.3)
                                                                ----------          ----------         ----------
     Total stockholders' equity                                   3,750.7              483.0             4,233.7
                                                                ----------          ----------         ----------
     Total liabilities and stockholders' equity                 $ 7,737.1          $  (767.0)          $ 6,970.1
                                                                ==========          ==========         ==========


See Accompanying Notes to Pro Forma Condensed Balance Sheet.


AMERICAN BRANDS, INC.

NOTES TO PRO FORMA CONDENSED BALANCE SHEET (Unaudited)

Basis of Presentation

On April 30, 1997, the Company's stockholders approved the spin-off of its U.K.-based Gallaher tobacco business. On May 7, 1997, the Company received a favorable tax ruling from the Internal Revenue Service as to certain U.S. federal income tax consequences of the spin-off. As a result, the balance sheet as of March 31, 1997 was restated to reflect the Gallaher tobacco operations as discontinued operations. The Board of Directors set a May 30, 1997 record and payment date for the spin-off, subject to the satisfaction or waiver of the remaining conditions of the spin-off. In connection with the spin-off, the name of the Company will be changed to Fortune Brands, Inc., and, as a result of the spin-off, the financial statements will be restated to show tobacco operations as discontinued operations, and the Company's stockholders will own shares in two publicly-traded companies - Fortune Brands, Inc. and Gallaher Group Plc.

The following is a summary of the pro forma adjustments:

A)  American Brands

     This column represents the Company's historical condensed balance sheet restated to reclassify the net assets of the Gallaher tobacco operations as "Net assets of discontinued operations".

B)  Pro Forma Adjustments

     This column reflects the use of the $1.25 billion net cash proceeds received in connection with the spin-off by the Company from Gallaher Group Plc. as a reduction of debt, and eliminates the "Net assets of discontinued operations" and records the difference as an adjustment to the appropriate components of Stockholders' equity.